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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*



                           Gulfport Energy Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    402635304
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  June 25, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [x] Rule 13d-1(c)

          [_] Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

-------------------------------------------------------------------------------
CUSIP No.  402635304
           ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Harbert Distressed Investment Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                             (a) [_]
                                                             (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     644,300

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     644,300

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     644,300

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                 [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.35%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No.  402635304
           ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         HMC Distressed Investment Offshore Manager, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                             (a) [_]
                                                             (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     644,300

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     644,300

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     644,300

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                 [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.35%

12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

-------------------------------------------------------------------------------
CUSIP No.  402635304
           ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         HMC Investors, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                             (a) [_]
                                                             (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     655,500

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     655,500

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     655,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                 [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.46%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

-------------------------------------------------------------------------------
CUSIP No.  402635304
           ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Raymond J. Harbert

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                             (a) [_]
                                                             (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     655,500

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     655,500

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     655,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                 [_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.46%

12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

------------------------------------------------------------------------------

CUSIP No.  402635304
           ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Michael D. Luce

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                             (a) [_]
                                                             (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     655,500

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     655,500

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     655,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                 [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.46%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No.  402635304
           ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Philip Falcone

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                             (a) [_]
                                                             (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     655,500

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     655,500

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     655,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                 [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.46%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No.  402635304
           ---------------------


Item 1(a). Name of Issuer:


           Gulfport Energy Corporation
           --------------------------------------------------------------------

      (b). Address of Issuer's Principal Executive Offices:

                  14313 North May Avenue, Suite 100
                  Oklahoma City, Oklahoma 73134
                  (405) 848-8807

           ____________________________________________________________________


Item 2(a). Name, Principal Business Address, and Citizenship of Persons Filing:


                  HMC Distressed Investment Offshore Manager, L.L.C. - Delaware HMC Investors, L.L.C. - Delaware
                  Raymond J. Harbert - U.S.A.
                  Michael D. Luce - U.S.A.
                  Philip Falcone - U.S.A.

                  555 Madison Avenue
                  16th Floor
                  New York, New York 10022
                  United States of America


                  Harbert Distressed Investment Master Fund, Ltd. -
                  Cayman Islands

                  c/o International Fund Services (Ireland) Limited, Third Floor Bishop's Square
                  Redmond's Hill
                  Dublin 2, Ireland
           ____________________________________________________________________


      (d). Title of Class of Securities:


           Common Stock, $0.01 par value
           ____________________________________________________________________

      (e). CUSIP Number: 402635304

           ____________________________________________________________________


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

      (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

      (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

      (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [_] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j)  [_] Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)  Amount beneficially owned:

           HMC Distressed Investment Offshore Manager, L.L.C. - 644,300
           Harbert Distressed Investment Master Fund, Ltd. - 644,300
           HMC Investors, L.L.C. - 655,500
           Raymond J. Harbert - 655,500
           Michael D. Luce - 655,500
           Philip Falcone - 655,500
           ____________________________________________________________________

      (b)  Percent of class:

           HMC Distressed Investment Offshore Manager, L.L.C. - 6.35%
           Harbert Distressed Investment Master Fund, Ltd. - 6.35%
           HMC Investors, L.L.C. - 6.46%
           Raymond J. Harbert - 6.46%
           Michael D. Luce - 6.46%
           Philip Falcone - 6.46%
           ____________________________________________________________________

      (c)  Number of shares as to which the person has:

           (i) Sole power to vote or to direct the vote:

           HMC Distressed Investment Offshore Manager, L.L.C. - 0
           Harbert Distressed Investment Master Fund, Ltd. - 0
           HMC Investors, L.L.C. - 0
           Raymond J. Harbert - 0
           Michael D. Luce - 0
           Philip Falcone - 0

           (ii) Shared power to vote or to direct the vote:

           HMC Distressed Investment Offshore Manager, L.L.C. - 644,300 Harbert Distressed Investment Master Fund, Ltd. - 644,300 HMC Investors, L.L.C. - 655,500
           Raymond J. Harbert - 655,500
           Michael D. Luce - 655,500
           Philip Falcone - 655,500

           (iii) Sole power to dispose or to direct the disposition of:

           HMC Distressed Investment Offshore Manager, L.L.C. - 0
           Harbert Distressed Investment Master Fund, Ltd. - 0
           HMC Investors, L.L.C. - 0
           Raymond J. Harbert - 0
           Michael D. Luce - 0
           Philip Falcone - 0


           (iv) Shared power to dispose or to direct the disposition of:

           HMC Distressed Investment Offshore Manager, L.L.C. - 644,300 Harbert Distressed Investment Master Fund, Ltd. - 644,300 HMC Investors, L.L.C. - 655,500
           Raymond J. Harbert - 655,500
           Michael D. Luce - 655,500
           Philip Falcone - 655,500

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

           N/A
           ____________________________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

           N/A
           ____________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

           N/A
           ____________________________________________________________________


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

           N/A
           ____________________________________________________________________


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

           N/A
           ____________________________________________________________________

Item 10. Certification.

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Harbert Distressed Investment Master Fund, Ltd.*
By: HMC Distressed Investment Offshore Manager, L.L.C.
By: HMC Investors, L.L.C.

By: /s/ Joel B. Piassick
------------------------


HMC Distressed Investment Offshore Manager, L.L.C.*
By: HMC Investors, L.L.C.

By: /s/ Joel B. Piassick
------------------------


HMC Investors, L.L.C.*

By: /s/ Joel B. Piassick
------------------------


/s/ Raymond J. Harbert*
---------------------
Raymond J. Harbert


/s/ Michael D. Luce*
---------------------
Michael D. Luce


/s/ Philip Falcone*
---------------------
Philip Falcone

July 1, 2004

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

                                                                 Exhibit A


                                    AGREEMENT

The undersigned agree that this Schedule 13G dated July 1, 2004 relating to the Common Stock of Gulfport Energy Corporation shall be filed on behalf of the undersigned.

Harbert Distressed Investment Master Fund, Ltd.*
By: HMC Distressed Investment Offshore Manager, L.L.C.
By: HMC Investors, L.L.C.

By: /s/ Joel B. Piassick
------------------------


HMC Distressed Investment Offshore Manager, L.L.C.*
By: HMC Investors, L.L.C.

By: /s/ Joel B. Piassick
------------------------


HMC Investors, L.L.C.*

By: /s/ Joel B. Piassick
------------------------


/s/ Raymond J. Harbert*
---------------------
Raymond J. Harbert


/s/ Michael D. Luce*
---------------------
Michael D. Luce


/s/ Philip Falcone*
---------------------
Philip Falcone













03773.0003 #496910